NEWS RELEASE

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	PR Agency Contact: Jessie Glockner Rainier Communications Tel: +1 (508) 475-0025 x140 E-mail: jglockner@rainierco.com	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

ViewCast Reports 2009 Second Quarter Results

PLANO, Texas – August 14, 2009 - ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over IP and mobile networks, today reported its results for the second quarter ended June 30, 2009.

Results for the second quarter included continued strategic and operational progress despite a soft economy that interrupted the trend of year-over-year revenue growth as OEM customers and end-users delayed purchasing decisions.  During the period, the Company continued to invest actively in its sales and marketing platform and channels as it prepared to launch a broader and more integrated range of products this fall.

Highlights of the Quarter
Important progress made in the second quarter and subsequent weeks included:

•	The broadening of its distribution relationship with interact SpA in Southern Europe and the Mediterranean, the fastest growing regions for IT and streaming communications technologies.
•	The addition of Ambient Media as an authorized distributor/importer in Spain and Portugal and New Media AV as a distributor in Germany, Austria, Switzerland and Eastern Europe.
•
The introduction of a new powerful encoding appliance in the Company’s award winning Niagara line: the Niagara® 7500, a powerful, feature-rich streaming appliance for Web-based delivery of high-definition video.

ViewCast President and Chief Executive Officer Dave Stoner said, “While we are still encountering delays in buying decisions at our direct customers and OEM partners, those impacts are near-term in nature and we are rolling out products and marketing programs designed to reverse the sales trend, generate growing market share and emerge from this cycle better positioned for long-term growth.”

Second Quarter Financial Results
Revenues for the 2009 second quarter were $3.3 million compared to $4.2 million in the second-quarter 2008. Sales of appliance-based technologies were down by more than 16 percent from the prior year period and the sale of Osprey cards decreased 38 percent year-over-year due to generally soft economic conditions and, in particular, a reduction in system integration projects during the period. Gross profit was $2.0 million, or 62 percent of revenues, in the second-quarter 2009, compared to $2.9 million, or 70 percent of revenues, in second-quarter 2008.  The decline in gross profit percentage was principally due to slightly lower average selling prices and a change in revenue mix with an additional 11.7 percent of revenue coming from licenses, support and professional services related to Ancept digital asset management customers.

Operating expenses for second-quarter 2009 were $3.2 million, compared to $2.8 million for second-quarter 2008 as the Company continued to invest in new product introductions, the sales and marketing platform and staff.  The operating loss was $1.1 million, compared to operating income of $150,000 for second-quarter 2008.

Net loss for second-quarter 2009 was $1.2 million compared to a net income of $117,000 in the second quarter of 2008. After preferred dividends, the second-quarter 2009 net loss per share applicable to the common shareholders was $(0.04) per share on a fully diluted basis compared to net loss of less than a penny per share, in the second quarter of 2008.

EBITDA (earnings before interest, taxes, depreciation and amortization) for second-quarter 2009 was $(940,000), compared to $264,000 in second-quarter 2008. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company’s overall performance and considers as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company’s reported financial results or other financial information prepared in accordance with GAAP.

Six-Month Financial Results
Revenues for six months were $7.5 million compared to $8.3 million for the six-months 2008. Gross profit was $4.7 million, or 62 percent of revenues, in six-months 2009, compared to $5.7 million, or 69 percent of revenues, in six-months 2008.

Operating expenses for six-months 2009 were $6.3 million, compared to $5.3 million for six-months 2008.  The operating loss was $1.6 million, compared to operating income of $396,000 for six-months 2008.

Net loss for six-months 2009 was $1.7 million compared to net income of $317,000 in the six months of 2008. After preferred dividends, the six-months 2009 net loss per share applicable to the common shareholders was $(0.06) per share on a fully diluted basis compared to net loss of less than a penny per share, in the six months of 2008.

EBITDA for six-months 2009 was $(1.3) million, compared to $623,000 in six-months 2008.

Conference Call Information
A conference call with management is scheduled today at 11 a.m. EDT to discuss the Company’s financial results, business strategy and outlook for 2009. The call may be accessed by dialing 888-549-7880 five minutes prior to the scheduled start time and referencing ViewCast. Callers outside the United States may dial +1-480-629-9866 for access. In addition, a live audio web cast of the call will be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation
ViewCast’s award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music and other video content to computers and mobile devices, empowering broadcasters, businesses and governments to easily and effectively reach and expand their audiences. With more than 300,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards, and Niagara SCX® encoding and management software provide the highly reliable technology required to deliver the multi-platform experiences driving today’s digital media market.

ViewCast, Niagara, Niagara SCX, and SimulStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks appearing herein are the property of their respective owners.

Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, changes in government regulations and whether the above-described acquisition of Ancept’s assets is successfully integrated.   All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net sales	$3,282	$4,205	$7,499	$8,322

Cost of sales	1,243	1,280	2,821	2,617

Gross profit	2,039	2,925	4,678	5,705

Total operating expenses	3,184	2,775	6,324	5,309

Operating income (loss)	(1,145)	150	(1,646)	396

Total other expense	(36)	(32)	(71)	(72)

Income tax expense	0	(1)	0	(7)

Net income (loss)	$(1,181)	$117	$(1,717)	$317

Preferred dividends	(205)	(205)	(410)	(410)

Net loss applicable to common stockholders	$(1,386)	$(88)	$(2,127)	$(93)

Net loss per common share:
Basic & Diluted	$(0.04)	$(0.00)	$(0.06)	$(0.00)

Weighted Average number of common shares outstanding:
Basic & Diluted	35,825	32,103	34,488	32,092

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net income (loss)	$(1,181)	$117	$(1,717)	$317

Depreciation and amortization	205	114	362	227

Total other and income tax expense	36	33	71	79

EBITDA	$(940)	$264	$(1,284)	$623